                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*


                         Industrial Imaging Corporation
              ---------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
              ---------------------------------------------------
                         (Title of Class of Securities)

                                   45616N 100
              ---------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 pages

CUSIP NO.  45616N 100                  13G            PAGE   2   OF    5  PAGES
         ---------------------                              -----    -----
   1.     NAME(S) OF REPORTING PERSON(S)
          S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

          Harry Hsuan Yeh, Ph.D.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

-------------------------------------------------------------------------------
   3.     SEC USE ONLY

-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    1,535,563
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,535,563
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,535,563
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.10%(based on 10,890,201 shares outstanding on January 21, 1998)
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of 5 pages

Item 1(a)         NAME OF ISSUER

                  Industrial Imaging Corporation

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  847 Rogers Street, Lowell, MA  01852

Item 2(a)         NAME OF PERSON FILING

                  Harry Hsuan Yeh, Ph.D.

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  c/o Industrial Imaging Corporation
                  847 Rogers Street, Lowell, MA  01852

Item 2(c)         STATE OF ORGANIZATION/CITIZENSHIP

                  United States

Item 2(d)         TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value

Item 2(e)         CUSIP NUMBER

                  45616N 100

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A


         (a)      [ ]  Broker or Dealer registered under Section 15 of the Act

         (b)      [ ]  Bank as defined in Section 3(a)(6) of the Act

         (c)      [ ]  Insurance Company as defined in Section 3(a)(19) of
                       the Act

         (d)      [ ]  Investment Company registered under Section 8 of the
                       Investment Company Act

         (e)      [ ]  Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940




                                Page 3 of 5 pages

         (f)      [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                       see ss.240.13d-1(b)(1)(ii)(F)

         (g)      [ ]  Parent Holding Company, in accordance with
                       ss.240.13d-1(b)(1)(ii)(G)

         (h)      [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.           OWNERSHIP


         (a)      Amount Beneficially Owned:   1,535,563

         (b)      Percent of Class: 14.1%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:   1,535,563

                  (ii)  shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:
                                                                    1,535,563

                  (iv)  shared power to dispose or to direct the disposition of:
                                                                    -0-

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON


                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                  Not applicable.


                                Page 4 of 5 pages

Item 9.           NOTICE OF DISSOLUTION OF GROUP


                  Not applicable.

Item 10.          CERTIFICATION


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   February 12, 1998                          /S/ HARRY HSUAN YEH
                                                   ---------------------------
                                                   Harry Hsuan Yeh, Ph.D.
                                                   Director








                                Page 5 of 5 pages